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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                               GMX RESOURCES INC.
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                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
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                         (Title of Class of Securities)

                                    38011M108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]  Rule 13d-1(b)
        [_]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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

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CUSIP No. 38011M108                    13G                     Page 2 of 4 Pages
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  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ken L. Kenworthy, Jr.
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
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  3     SEC USE ONLY


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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
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                           5    SOLE VOTING POWER

                                928,185 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 928,185 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        928,185 shares
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 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
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 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
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 12     TYPE OF REPORTING PERSON *

        IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages
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CUSIP No. 38011M108                    13G                     Page 3 of 4 Pages
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ITEM 1.
              (a) Name of Issuer: GMX Resources, Inc.
                  --------------

              (b) Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114

ITEM 2.
              (a) Name of Persons Filing: Ken L. Kenworthy, Jr.
                  ----------------------

              (b) Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114

              (c) Citizenship: United States
                  -----------

              (d) Title of Class of Securities:
                  ----------------------------
                  Common Stock, Par Value $.001 Per Share

              (e) CUSIP Number: 38011 M 10 8

ITEM 3.       If this statement is filed pursuant to ss. ss. 240.13d-1(b) or
              --------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ----------------------------------------------------------

              (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

              (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

              (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(a)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(C)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                                Page 3 of 4 Pages

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CUSIP No. 38011M108                    13G                     Page 4 of 4 Pages
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ITEM 4.       OWNERSHIP
              ---------
              Ken L. Kenworthy, Jr. owns individually 928,185 shares and disclaims beneficial ownership of the 895,157 shares which are owned by his spouse, Karen M. Kenworthy and which are reported separately.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
              ---------------------------------------------------------------
              Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
              ---------------------------------------------------------
              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP
              ------------------------------
              Not applicable.

ITEM 10.      CERTIFICATION
              -------------

              By signing below, the undersigned respectively certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                 Date:  February 10, 2005.



                                           /s/ Ken L. Kenworthy, Jr.
                                           -------------------------------------
                                           Ken L. Kenworthy, Jr.


                                Page 4 of 4 Pages